Exhibit 99.1

Contact: West Marine, Inc.

Russell Solt, Director of Investor Relations

(831) 761-4229

Peter Van Handel, Chief Accounting Officer

(831) 761-4482

WEST MARINE REPORTS SECOND QUARTER 2006 OPERATING RESULTS AND UPDATES GUIDANCE

WATSONVILLE, CA, August 8, 2006 – West Marine, Inc. (Nasdaq: WMAR), today released unaudited operating results for the second quarter of 2006. Net sales for the thirteen weeks ended July 1, 2006 were $264.5 million, an increase of 4.3% from net sales of $253.5 million for the same period a year ago. Comparable store sales increased 2.3% for the thirteen weeks ended July 1, 2006. Net income for the thirteen weeks ended July 1, 2006 was $14.0 million, or $0.65 per share, including a $3.5 million pre-tax, non-cash asset impairment charge, or $0.09 per share after-tax, compared to net income of $22.8 million, or $1.07 per share, for the same period a year ago.

Net sales for the twenty-six weeks ended July 1, 2006 were $397.2 million, an increase of 4.8% from net sales of $378.9 million for the same period a year ago. Comparable store sales increased 3.1% for the twenty-six weeks ended July 1, 2006. Net income for the twenty-six weeks ended July 1, 2006 was $4.7 million, or $0.22 per share, including a $3.5 million pre-tax asset impairment charge, or $0.09 per share after tax, compared to net income of $17.3 million, or $0.81 per share, for the same period a year ago.

Peter Harris, Chief Executive Officer of West Marine, said, “We are disappointed that we have not achieved our earnings goals for the first half of the year. While broadly the boating industry is experiencing a down year, we are encouraged by customer response to many of our initiatives and new product offerings that indicate we are well positioned to serve our customers’ needs and wants.”

During the second quarter, the company incurred a $3.5 million pre-tax, non-cash asset impairment charge based on management’s ongoing analysis of underperforming stores. We expect to incur additional pre-tax costs relating to closing certain locations in 2006 ranging from approximately $8 million to $10 million.

Excluding costs related to store closures, we now expect that earnings for the full year 2006 will range from approximately $0.05 to $0.10 per share, based on projected comparable store sales increases ranging from 1.5% to 2.5% for the year.

Mr. Harris concluded, “This is a transition period for West Marine. We are taking aggressive action to solidify the store foundation and reduce expenses in order to position the company for long-term profitability and growth.”

WEBCAST AND CONFERENCE CALL

West Marine will hold a conference call and webcast on Tuesday, August 8, 2006 at 8:30 AM Pacific Time to discuss second quarter results and revised full year 2006 earnings guidance. The live call will be webcast and available in real time on the Internet at www.westmarine.com in the “Investor Relations” section. The earnings release will also be posted on the Internet at www.westmarine.com in the “Press Releases” section on the Investor Relations page. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast.

Interested parties can also connect to the conference call by dialing (888) 756-1546 in the U.S. and Canada and dial (706) 634-1083 for international calls. Please be prepared to give the conference ID number 2768368. The call leaders are: Peter Harris, Chief Executive Officer and President and Peter Van Handel, Chief Accounting Officer.

An audio replay of the call will be available August 8, 2006 at 11:30 AM PDT through August 15, 2006 at 8:59 PM PDT. The replay number is (800) 642-1687 in the U.S. and (706) 645-9291 for international calls. The access code is 2768368.

ABOUT WEST MARINE

West Marine, the country’s favorite retailer of boating supplies and accessories, has over 400 stores located in 38 states, Puerto Rico and Canada. Our catalog and Internet channels offer customers approximately 50,000 products and the convenience of exchanging catalog and Internet purchases at our retail stores. Our Port Supply division is one of the country’s largest wholesale distributors of marine equipment serving boat manufacturers, marine services, commercial vessel operators and government agencies. For more information on West Marine’s products and store locations, or to start shopping, visit www.westmarine.com or call 1-800-BOATING (1-800-262-8464).

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 including forward-looking statements concerning earnings expectations and statements that are predictive or express expectations that depend on future events or conditions that that involve risks and uncertainties. These forward-looking statements include, among other things, statements that relate to West Marine’s revenue expectations, as well as facts and assumptions underlying these revenue expectations. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. West Marine’s operations could be adversely affected if unseasonably cold weather, prolonged winter-like conditions, natural disasters such as hurricanes, or extraordinary amounts of rainfall occur during the peak boating season in the second and third quarters. Risk factors that may affect our earnings in the future include the risk factors set forth in West Marine’s Form 10-Q for the fiscal period ended

April 1, 2006, the impact of store closures and those risks which may be described from time to time in West Marine’s other filings with the Securities and Exchange Commission. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	July 1, 2006	July 2, 2005
ASSETS
Current assets:
Cash	$20,395	$14,718
Trade receivables, net	9,181	10,050
Merchandise inventories	348,991	355,482
Other current assets	28,631	31,680

Total current assets	407,198	411,930
Property and equipment, net	77,400	90,470
Goodwill	56,905	56,905
Intangibles	249	2,399
Other assets	3,602	3,365

Total assets	$545,354	$565,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,573	$83,443
Accrued expenses	48,756	47,642
Deferred current liabilities	8,279	6,730

Total current liabilities	123,608	137,815
Long-term debt	110,056	98,806
Deferred items and other non-current obligations	8,305	14,080

Total liabilities	241,969	250,701
Stockholders’ equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	—	—
Common stock, $.001 par value: 50,000,000 shares authorized; 21,432,757 shares issued and 21,413,601 shares outstanding at July 1, 2006, and 21,092,532 shares issued and outstanding at July 2, 2005	22	21
Treasury stock	(282)	—
Additional paid-in capital	162,212	158,368
Accumulated other comprehensive income	241	(12)
Retained earnings	141,192	155,991

Total stockholders’ equity	303,385	314,368

Total liabilities and stockholders’ equity	$545,354	$565,069

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 13 Weeks Ended July 1, 2006 and July 2, 2005

(Unaudited and in thousands, except per share amounts)

	13 Weeks Ended July 1, 2006		13 Weeks Ended July 2, 2005
Net sales	$264,547	100.0%	$253,547	100.0%
Cost of goods sold, including buying and occupancy	174,995	66.1%	159,631	63.0%

Gross profit	89,552	33.9%	93,916	37.0%
Selling, general and administrative expense	59,904	22.7%	55,463	21.8%
Asset impairment charge	3,532	1.3%	0	0.0%

Income from operations	26,116	9.9%	38,453	15.2%
Interest expense, net	2,210	0.9%	1,624	0.7%

Income before income taxes	23,906	9.0%	36,829	14.5%
Income taxes	9,859	3.7%	14,038	5.5%

Net income	$14,047	5.3%	$22,791	9.0%

Net income per common and common equivalent share:
Basic	$0.66		$1.08
Diluted	$0.65		$1.07
Weighted average common and common equivalent shares outstanding:
Basic	21,298		21,070
Diluted	21,549		21,358

West Marine, Inc.

Condensed Consolidated Statements of Income

For the 26 Weeks Ended July 1, 2006 and July 2, 2005

(Unaudited and in thousands, except per share amounts)

	26 Weeks Ended July 1, 2006		26 Weeks Ended July 2, 2005
Net sales	$397,188	100.0%	$378,885	100.0%
Cost of goods sold, including buying and occupancy	272,709	68.7%	252,141	66.5%

Gross profit	124,479	31.3%	126,744	33.5%
Selling, general and administrative expense	108,034	27.1%	95,680	25.3%
Asset impairment charge	3,532	0.9%	0	0.0%

Income from operations	12,913	3.3%	31,064	8.2%
Interest expense, net	4,069	1.1%	3,259	0.9%

Income before income taxes	8,844	2.2%	27,805	7.3%
Income taxes	4,178	1.0%	10,519	2.7%

Net income	$4,666	1.2%	$17,286	4.6%

Net income per common and common equivalent share:
Basic	$0.22		$0.82
Diluted	$0.22		$0.81
Weighted average common and common equivalent shares outstanding:
Basic	21,265		21,005
Diluted	21,519		21,398